As filed with the Securities and Exchange Commission on September 22, 2022

Registration No. 333-264771

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to Form F-1
on
FORM F-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

OTONOMO TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Otonomo Technologies Ltd.
16 Abba Eban Blvd.
Herzliya Pituach 467256, Israel
+(972) 52-432-9955
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson John M. Greer Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Amir Raz Perry Wildes Gross & Co. One Azrieli Center Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Otonomo Technologies Ltd. (the “Company”) is filing a single prospectus in this Registration Statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering. Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to (i) the Registration Statement on Form F-1 originally filed with the SEC on August 30, 2021 (File No. 333-259144), which was declared effective on September 8, 2021 (the “August Registration Statement”), (ii) the Registration Statement on Form F-1 originally filed with the SEC on October 29, 2021 (File No. 333-260571), which was declared effective on November 3, 2021 (the “November Registration Statement”) and (iii) the Registration Statement on Form F-1 originally filed with the SEC on May 6, 2022 (File No. 333-264771), which was declared effective on May 13, 2022 (the “May Registration Statement” and, together with the August Registration Statement and the November Registration Statement, the “Prior Registration Statements”).

The August Registration Statement registered (a) the issuance of 13,825,000 ordinary shares issuable upon the exercise of warrants, and (b) the resale of (i) 92,071,690 ordinary shares, (ii) 5,200,000 warrants and (iii) 5,200,000 ordinary shares issuable upon the exercise of warrants. The November Registration Statement registered (a) the issuance of 13,825,000 ordinary shares issuable upon the exercise of warrants, and (b) the resale of (i) 98,631,650 ordinary shares, (ii) 5,200,000 warrants and (iii) 5,200,000 ordinary shares issuable upon the exercise of warrants. The May Registration Statement registered (a) the issuance of 13,825,000 ordinary shares issuable upon the exercise of warrants, and (b) the resale of (i) 80,122,337 ordinary shares, (ii) 5,200,000 warrants and (iii) 5,200,000 ordinary shares issuable upon the exercise of warrants, in each case, from the Prior Registration Statement.

This Post-Effective Amendment to Form F-1 on Form F-3 (this “Post-Effective Amendment”) constitutes Post-Effective Amendment No. 4 to the August Registration Statement, Post-Effective Amendment No. 3 to the November Registration Statement and Post-Effective Amendment No. 1 to the May Registration Statement, and is being filed by the Company to convert the Prior Registration Statements into a registration statement on Form F-3. This Post-Effective Amendment contains an updated prospectus relating to the offering and sale of the securities that were registered for issuance and/or resale, as applicable, on the Prior Registration Statements. Such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

All filing fees payable in connection with the registration of the ordinary shares covered by this Registration Statement were paid by the Company at the time of the initial filings of each of the First Registration Statement and the Second Registration Statement

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2022

PRELIMINARY PROSPECTUS

OTONOMO TECHNOLOGIES LTD.

PRIMARY OFFERING OF
13,824,976 ORDINARY SHARES

SECONDARY OFFERING OF
49,482,066 ORDINARY SHARES,
5,200,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,200,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
OTONOMO TECHNOLOGIES LTD.

This prospectus relates to the issuance from time to time by Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “Otonomo”) of up to 13,824,976 ordinary shares, no par value per share (the “ordinary shares”), including (a) 8,624,980 ordinary shares issuable upon the exercise of warrants of the Company (“warrants”) that were issued in exchange for the public warrants of Software Acquisition Group Inc. II, a Delaware corporation (“SWAG”) (the “public warrants”), at the closing of the Business Combination (as defined herein), and (b) 5,200,000 ordinary shares issuable upon the exercise of the warrants that were issued in exchange for the private warrants of SWAG (the “private warrants”) at the closing of the Business Combination.

This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of (a) up to 49,482,066 ordinary shares, (b) up to 5,200,000 warrants and (c) up to 5,200,000 ordinary shares issuable upon exercises of warrants we issued to certain of the Selling Securityholders, as described below.

Each warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share and will expire on August 13, 2026, at 5:00 p.m., New York City time, or earlier upon redemption of the warrants or liquidation of the Company. We may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our ordinary shares equals or exceeds $18.00 per ordinary share (subject to adjustment in accordance with the terms of the warrants) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer and sell any of the securities from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus.

All of the ordinary shares and warrants (including ordinary shares issuable upon the exercise of such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any securities by the Selling Securityholders. We will receive up to an aggregate of $159.0 million from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “OTMO” and “OTMOW,” respectively. On September 21, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $0.34 per ordinary share and $0.0476 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  .

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus, including in our annual report for the year ended December 31, 2021, which we filed with the SEC on March 31, 2022 and which is incorporated by reference herein (and which we refer to as the Annual Report), and in any prospectus supplement, may constitute forward-looking statements within the meaning of the United States federal securities laws. All statements other than statements of historical facts contained in this prospectus, including statements regarding Otonomo’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Otonomo’s expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Otonomo as set forth in this prospectus.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	We have a limited operating history and may be unable to achieve or sustain profitability or accurately predict our future results;

•	We have a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future;

•
We expect to invest substantially in research and development for the purpose of developing and commercializing new services, and these investments could significantly reduce our profitability or increase our losses and may not generate revenue for us;

•
If we do not develop enhancements to our services and introduce new services that achieve market acceptance, our growth, business, results of operations and financial condition could be adversely affected;

•	If we are unsuccessful at investing in growth opportunities, our business could be materially and adversely affected;

•
We may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to us when we needs them. If we cannot raise additional funds when we needs them, our business, prospects, financial condition and operating results could be negatively affected;

•	We have experienced rapid growth, and if we fail to effectively manage our growth, then our business, results of operations and financial condition could be adversely affected;

•
We rely, in part, on partnerships to grow our business. The partnerships may not produce the expected financial or operating results we expect. In addition, if we are unable to enter into partnerships or successfully maintain them, our growth may be adversely impacted;

•
Our business depends on expanding our base of data consumers and data consumers increasing their use of our services, and our inability to expand our base of data consumers or any loss of data consumers or decline in their use of our services could materially and adversely affect our business, results of operations and financial condition;

•
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products may become less competitive;

ii

•	The market for our services and platform is new and unproven, may decline or experience limited growth and is dependent in part on consumers continuing to adopt our platform and use our services;

•
We rely on the ability to access data from external providers at reasonable terms and prices. Our data providers might restrict our use of or refuse to license data, which could lead to our inability to access certain data or provide certain services and, as a result, materially and adversely affect our operating results and financial condition;

•
If we are unable to expand our relationships with existing OEMs, vehicle fleet operators and mobile data providers, micro mobility data providers, Electric Vehicle’s (EV) charging data providers, and add new OEMs, vehicle fleet operators, data providers and mobile devices, our business, results of operations and financial condition could be adversely affected;

•	We may experience difficulties in integrating the operations of The Floow into our business and in realizing the expected benefits of The Floow acquisition;

•
There is significant competition in the markets in which we offer our telematics services and products and our business, results of operations, financial condition and growth potential could be adversely affected if we fail to compete successfully; and

•
The other matters described in the section titled “Risk Factors” beginning on page 5 of this prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report.

Otonomo cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. Otonomo does not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Otonomo will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Otonomo’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 31.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Otonomo’s management, which in turn are based upon Otonomo’s management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Otonomo is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus as well as those listed under “Item 3. Key Information - Risk Factors” in the Annual Report.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “Otonomo” refer to Otonomo Technologies Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries.

Overview

Otonomo fuels an ecosystem of OEMs, fleets and more than 100 service providers spanning the transportation, mobility and automotive industries. Our platform securely ingests more than 4 billion data points per day globally from over 50 million vehicles licensed on the platform and massive amounts of mobility demand data from multimodal sources, then reshapes and enriches it to accelerate time to market for new services that improve the mobility and transportation experience. We provide deeper visibility and actionable insights to empower strategic data-driven decisions - taking the guesswork out of mobility and transportation planning, deployment and operations.

Privacy by design and neutrality are at the core of our platform, which enables compliance with regulations such as GDPR, CCPA, and other vehicle specific regulations, such as the EU requirement/directive that OEMs share connected car data with third parties or the Massachusetts’ Right to Repair Act allowing access to vehicle data for maintenance and repair purposes.

The Otonomo Mobility Platform is utilized by organizations and businesses across diverse areas, including urban planning, transportation companies, fleet services, insurance companies, financial institutions, dealerships, and more.

Otonomo added thirteen new customers during the second quarter of 2022 (excluding existing customers of The Floow that became customers of Otonomo in connection with the acquisition).

With the acquisition of The Floow in the second quarter of 2022 (as discussed in further detail below), Otonomo is also a SaaS provider of connected insurance technology to major carriers globally, allowing insurance companies to personalize products and service that improve road safety.

Recent Developments

Consummation of the Business Combination

On January 31, 2021, we entered into that certain Business Combination Agreement with Software Acquisition Group Inc. II (“SWAG”) and Butterbur Merger Sub Inc. (“Merger Sub”) (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, Merger Sub merged with and into SWAG, with SWAG surviving the merger (the “Business Combination”). On August 13, 2021 (the “Closing Date”), upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), SWAG became a wholly owned subsidiary of Otonomo.

Concurrently with the execution of the Business Combination Agreement, Otonomo and certain accredited investors (the “PIPE Investors”) entered into a series of subscription agreements (“Subscription Agreements”). On the Closing Date, the PIPE Investors purchased an aggregate of 14,250,000 ordinary shares (“PIPE Shares”) at a price per share of $10.00 for gross proceeds to Otonomo of $142,500,000 (collectively, the “PIPE Investment”).

In addition, concurrently with the execution of the Business Combination Agreement, Otonomo, certain Otonomo shareholders (the “Selling Shareholders”) and certain accredited investors (the “Secondary PIPE Investors”) entered into a share purchase agreement (“Share Purchase Agreement”). On the Closing Date, providing the Secondary PIPE Investors purchased an aggregate of 3,000,000 ordinary shares (“Secondary PIPE Shares”) from the Selling Shareholders at a price per share of $10.00 for gross proceeds to the Selling Shareholders of $30,000,000 (collectively, the “Secondary PIPE”).

Neura Acquisition

On October 4, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of October 4, 2021, by and among Otonomo, Neura, Inc. (“Neura”) and the other parties thereto (the “Neura Merger Agreement”), Otonomo acquired Neura, a leader in Artificial Intelligence (AI)-powered mobility intelligence (the “Neura Acquisition”). Otonomo acquired 100% of Neura’s outstanding equity interests for transaction consideration of $46.8 million, including the issuance of ordinary shares (the “Neura Shares”). Otonomo expects its newly expanded mobility intelligence platform to leverage Neura’s advanced analytics powered by patented AI and Machine Learning technologies and diverse multi-layered data.

The Floow Acquisition

On April 14, 2022, Otonomo completed its previously announced acquisition of The Floow LTD, a  United Kingdom-based SaaS provider of connected insurance technology for major carriers globally (“The Floow”), in a cash and stock deal with a fair value of approximately $31.3 million, including a performance-based earnout payable in up to $12.0 million in cash and up to 6,545,454 ordinary shares (depending upon the achievement of certain business performance objectives), which was evaluated at a fair value of $9.8 million of the acquisition date.

Otonomo believes the combination of vehicle and mobile data from Otonomo and The Floow will be crucial to enabling innovative, usage-based and behavioral-based insurance products and to move from “detect and repair” to “predict and prevent” models to create safer, greener and smarter driving experiences for policy holders. Over the last decade, The Floow has built a portfolio of connected insurance clients, alongside strategic partnerships with Munich Re and TransUnion. The Floow’s data refinery platform enables insurance carriers to introduce “connectivity” to their products and differentiate their offerings through a more precise understanding of risk in the context of personalized products and services, improved road safety through driver coaching and timely, accurate roadside assistance.

Nasdaq Notification

As previously disclosed in our Current Report on Form 6-K dated August 26, 2022, on August 23, 2022, we received written notification from the Listing Qualifications Department of Nasdaq indicating that the Company no longer satisfies Nasdaq Listing Rule 5450(a)(1) based upon a closing bid price of less than $1.00 per share for the Company’s ordinary shares for the prior 30 consecutive business day period. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company is provided with a grace period of 180 days, or until February 20, 2023, to meet the minimum bid price requirement under the Nasdaq Listing Rules. If at any time during the 180-day grace period, the closing bid price of the ordinary shares is $1.00 per share or higher for at least ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance within the 180-day grace period, and it meets all other listing standards and requirements, the Company may be eligible for an additional 180-day grace period, subject to determination by the staff of Nasdaq. During this time, our ordinary shares will continue to be listed and trade on the Nasdaq Capital Market. Please see “Risk Factors—Risks Related to Owning Our Securities—If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares” for additional information.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•
an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the Securities and Exchange Commission, or the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short‑swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Our Corporate Information

We were incorporated in the state of Israel on December 8, 2015 under the Israeli Companies Law, 5759‑1999 (the “Companies Law”), and our principal executive office is located at 6 Abba Eban Blvd., Herzliya Pituach 467256, Israel. Our legal and commercial name is Otonomo Technologies Ltd. We are registered with the Israeli Registrar of Companies. Our registration number is 51-53528-13. Our website address is www.otonomo.io, and our telephone number is +(972) 52-432-9955. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

Ordinary shares issuable by us upon exercise of the warrants	13,824,976 ordinary shares.

Securities that may be offered and sold from time to time by the Selling Securityholders	Up to 49,482,066 ordinary shares, up to 5,200,000 warrants and up to 5,200,000 ordinary shares issuable upon exercise of the warrants.

Terms of warrants	Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share. Our warrants expire on August 13, 2026 at 5:00 p.m., New York City time.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of warrants	140,768,022 ordinary shares (as of September 12, 2022).

Warrants issued and outstanding	13,824,976 warrants (as of September 12, 2022).

Ordinary shares to be issued and outstanding assuming exercise of all warrants	154,592,998 ordinary shares (as of September 12, 2022).

Use of proceeds	We will receive up to an aggregate of $159.0 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. See “Use of Proceeds.”

All of the ordinary shares and warrants (including shares issuable upon the exercise of such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Dividend Policy	We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for our ordinary shares and warrants	Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “OTMO” and “OTMOW,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 5 herein and other risk factors contained in the documents incorporated by reference herein, including our Annual Report, for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our ordinary shares and warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (a) 54,676,327 ordinary shares constituting (on a post-exercise basis) approximately 35.4% of our issued and outstanding ordinary shares (assuming the exercise of all of our warrants) and (b) 5,200,000 warrants constituting approximately 37.6% of our issued and outstanding warrants. Sales of a substantial number of ordinary shares and/or warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants.

Risks Related to Owning Our Securities

If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares.

On August 23, 2022, we received written notification from the Listing Qualifications Department of Nasdaq indicating that the Company no longer satisfies Nasdaq Listing Rule 5450(a)(1) based upon a closing bid price of less than $1.00 per share for the Company’s ordinary shares for the prior 30 consecutive business day period. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company is provided with a grace period of 180 days, or until February 20, 2023, to meet the minimum bid price requirement under the Nasdaq Listing Rules. If at any time during the 180-day grace period, the closing bid price of the ordinary shares is $1.00 per share or higher for at least ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance within the 180-day grace period, and it meets all other listing standards and requirements, the Company may be eligible for an additional 180-day grace period, subject to determination by the staff of Nasdaq. During this time, our ordinary shares will continue to be listed and trade on the Nasdaq Capital Market. However, if we do not regain compliance with the Nasdaq’s continued listing standards and delist from the Nasdaq and our ordinary shares are not subsequently listed and registered on another national securities exchange, we will be unable to meet certain transaction requirements that would effectively prevent the selling shareholders from offering and selling ordinary shares under this registration statement.

In addition, in the event our ordinary shares are delisted, broker-dealers would have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our ordinary shares, further limiting the liquidity of our ordinary shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares. Such delisting from Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Risks Related to The Floow Acquisition and The Floow’s Business

We may experience difficulties in integrating the operations of The Floow into our business and in realizing the expected benefits of The Floow acquisition.

The success of The Floow acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of The Floow with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of The Floow with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisition, and our business, results of operations and financial condition could be materially and adversely affected.

If we are unable to maintain The Floow’s existing relationships with insurance companies or establish new relationships with insurance companies, our business, results of operations, financial condition and growth potential could be adversely affected.

We believe that the continued growth of our business depends in part upon developing and expanding relationships with insurance companies. The Floow’s revenue depends, in large part, on revenue associated with its data refinery platform and telematics services, each of which primarily comes from insurance company customers. Our inability to maintain these existing relationships with the Floow’s insurance company customers or establish new relationships with insurance companies could adversely affect our business, results of operations, financial condition and growth potential.

Changes in the practices of insurance companies in the markets in which we provide our telematics services could adversely affect our business, results of operations, financial condition and growth potential.

The Floow’s business depend, in part, on the existing practices of insurance companies in the markets in which we provide The Floow’s data refinery platform and sell our telematics services. Among other items, we rely on insurance companies’ continued practice of:

•	accepting vehicle location as a preferred security product;

•	requiring or providing a premium discount for using location and recovery services and products; and

•	mandating or encouraging the use of our telematics services, or similar services and products, for drivers.

If any or all of these policies or practices change, revenues from The Floow’s data refinery platform and sales of our telematics services could decline, which could adversely affect our business, results of operations, financial condition and growth potential.

There is significant competition in the markets in which we offer our telematics services and products and our business, results of operations, financial condition and growth potential could be adversely affected if we fail to compete successfully.

The markets for our telematics services and products are highly competitive. We compete primarily on the basis of the technological innovation, quality and price of our services and products. The telematics services market and the related telematics products market are extremely competitive due to the existence of a wide variety of competing services and products and alternative technologies that offer various levels of personalized product and driver coaching capabilities, including global positioning systems, or GPS, satellite- or network-based cellular systems and direction-finding homing technologies. Providers of competing services or products may extend their offerings to the locations in which we operate, or new competitors may enter the telematics services market. Some of these competing products have greater brand recognition than our telematics products. Increased competition in the telematics services and products space could adversely affect our business, results of operations, financial condition and growth potential.

Failure to effectively combine vehicle and mobile data from Otonomo and The Floow could adversely affect our growth potential.

We believe the combination of vehicle and mobile data from Otonomo and The Floow will be crucial to enabling innovative, usage-based and behavioral-based insurance products and to move from “detect and repair” to “predict and prevent” models to create safer, greener and smarter driving experiences for policy holders; however, we may experience technical and operational challenges in performing this data combination and or the ultimate results may not be as predictive of risk as anticipated. In the event that we experience these challenges or the results are not as predictive as anticipated, we may not realize the full benefits we anticipate from the combination of vehicle and mobile data from Otonomo and The Floow and our growth potential could be adversely affected.

The Floow relies, in part, on strategic relationships to grow its business. The partnerships may not produce the expected financial or operating results we expect.

The Floow enjoys long-standing strategic partnerships, including its strategic partnership with Munich Re, that are important to growing its business. There is no guarantee that these partnerships will continue in the future or that such partnerships will continue on favorable terms. In addition, it is possible that such strategic partners may instead engage with our competitors. These partnerships may not produce the expected financial or operating results we expect and could disrupt our ongoing business, increase our expenses and adversely affect our operating results and financial condition.

Insurance products are highly regulated in the United States and other countries in which we operate.

The markets for insurance products are highly affected by governmental regulation in the United States and in other countries in which we operate and these regulations are subject to change. Failure to comply with applicable regulations and quality assurance guidelines, or increases in the costs associated with efforts to comply with such regulations and guidelines, could lead to changes in our products and services, which could have a material adverse effect on our business, financial condition and results of operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization, unaudited, on an actual basis as of June 30, 2022 and on a pro forma basis giving effect to the cash exercise of all of the Warrants to be outstanding after the completion of this offering, for gross proceeds to us of approximately $159.0 million.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2022
	Actual (unaudited)	Pro Forma (unaudited)
	(Dollars in millions)
Total Liabilities	$25.40	$24.90
Total Shareholders’ Equity (Deficit)	$183.10	$342.60
Total Capitalization	$208.50	$367.50

USE OF PROCEEDS

We will receive up to an aggregate of $159.0 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

All of the ordinary shares and warrants (including shares issuable upon the exercise of such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 49,482,066 ordinary shares, up to 5,200,000 warrants and up to 5,200,000 ordinary shares issuable upon exercise of warrants held by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of September 1, 2022 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Otonomo Technologies Ltd., 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel.

	Securities Beneficially Owned prior to this offering				Securities to be Sold in this offering		Securities Beneficially Owned after this offering
Names And Addresses	Ordinary Shares	Percentage	Warrants	Percentage	Ordinary Shares	Warrants	Ordinary Shares	Percentage	Warrants	Percentage
Alliance Ventures B.V.(1)	5,744,441	4.1%	—	—	5,744,441	—	—	—	—	—
Aptiv Financial Services (Luxembourg) S.à.r.l.(2)	9,398,274	6.7%	—	—	9,398,274	—	—	—	—	—
Avner Cohen	1,691,501	1.2%	—	—	1,691,501	—	—	—	—	—
Ben Volkow(3)	16,638,478	11.8%	—	—	16,480,079	—	158,399	*	—	—
Bessemer Venture Partners IX Institutional L.P.(4)	2,474,675	1.8%	—	—	2,474,675	—	—	—	—	—
Bessemer Venture Partners IX L.P.(4)	3,088,886	2.2%	—	—	3,088,886	—	—	—	—	—
Stage One Venture Capital Fund II (Israel) L.P.(5)	2	*	—	—	2	—	—	—	—	—
AXA Strategic Ventures US, LLC(6)	723,634	*	—	—	713,000	—	10,634	*	—	—
DAF Holdings LLC(7)	53,816	*	—	—	52,868	—	948	*	—	—
DE Capital Ltd.(8)	150,827	*	—	—	148,169	—	2,658	*	—	—
Ehud Feldman(9)	7,708	*	—	—	7,572	—	136	*	—	—
Fashionmall.com, Inc.(10)	4,703	*	—	—	4,621	—	82	*	—	—
Gilad Meiri(11)	45,364	*	—	—	41,658	—	3,706	*	—	—
Giscard Trading Co S.A.(12)	360,542	*	—	—	355,644	—	4,898	*	—	—
Gooday Investment Company Ltd.(13)	115,698	*	—	—	114,110	—	1,588	*	—	—
Greenhouse Venture Partners, LLC(14)	47,036	*	—	—	46,208	—	828	*	—	—
Guatam Kaul(15)	8,547	*	—	—	8,397	—	150	*	—	—
Isaac Applbaum(16)	18,815	*	—	—	18,483	—	332	*	—	—
Lenovo Group Limited(17)	226,246	*	—	—	222,260	—	3,986	*	—	—
Liberty Technology Venture Capital II, LLC(18)	725,772	*	—	—	714,306	—	11,466	*	—	—
Marina D Trust(19)	22,622	*	—	—	22,224	—	398	*	—	—
Ofer & Michal Ben Shachar, Trustees the Ben-Shachar Family Trust dtd 06/05/1988(20)	15,407	*	—	—	15,135	—	272	*	—	—
Pitango Venture Capital Fund VI, L.P.(21)	878,730	*	—	—	868,297	—	10,433	*	—	—
Pitango Venture Capital Fund VI-A, L.P.(21)	112,704	*	—	—	111,343	—	1,361	*	—	—
Pitango Venture Capital Principals Fund VI, L.P.(21)	20,862	*	—	—	20,707	—	155	*	—	—
Pitango Continuation Fund 2021, L.P.(21)	275,632	*	—	—	272,357	—	3,275	*	—	—
Pitango Principals Continuation Fund 2021, L.P.(21)	2,785	*	—	—	2,752	—	33	*	—	—
SingTel Innov8 Pte Ltd(22)	245,188	*	—	—	242,202	—	2,986	*	—	—

TriplePoint Ventures 3, LLC(23)	18,815	*	—	—	18,483	—	332	*	—	—
Amdocs Development Ltd.(24)	527,576	*	—	—	519,604	—	7,972	*	—	—
La LA Maison ITF(25)	451,849	*	—	—	446,533	—	5,316	*	—	—
Radius Investors, LP(26)	81,900	*	—	—	80,456	—	1,444	*	—	—
OurCrowd Israel General Partner, L.P.(27)	56,151	*	—	—	49,865	—	6,286	*	—	—
OurCrowd (Investment in Neura) L.P.(27)	301,654	*	—	—	296,338	—	5,316	*	—	—
Moneta Capital L.P.(28)	391,486	*	—	—	385,794	—	5,692	*	—	—
Moneta Capital (Delaware) L.P.(29)	106,052	*	—	—	103,772	—	2,280	*	—	—
Dan Valach(30)	97	*	—	—	95	—	2	*	—	—
Efrat Katan(31)	291	*	—	—	285	—	6	*	—	—
Eric Desai(32)	1,237	*	—	—	1,215	—	22	*	—	—
Gil Mahler(33)	83,004	*	—	—	81,542	—	1,462	*	—	—
Michael Vladimer(34)	232	*	—	—	228	—	4	*	—	—
Ori Shaashua(35)	197,187	*	—	—	193,713	—	3,474	*	—	—
Peter Keyashian(36)	3,424	*	—	—	3,364	—	60	*	—	—
Triinu Magi(37)	65,094	*	—	—	63,948	—	1,146	*	—	—
UpWest Labs Fund I, L.P.(38)	40,830	*	—	—	40,110	—	720	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Adi Erel(39)	1,159	*	—	—	1,139	—	20	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Denis Vichevsky(40)	232	*	—	—	228	—	4	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Dror Bren(41)	260	*	—	—	256	—	4	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Fade Rudnitsky(42)	1,507	*	—	—	1,481	—	26	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Nathan Tedgui(43)	175	*	—	—	171	—	4	*	—	—
IBI Capital Compensation and Trusts (2004) Ltd., FBO Nikita Sherman(44)	789	*	—	—	775	—	14	*	—	—
Software Acquisition Holdings II LLC(45)	9,512,500	6.8%	5,200,000	37.6%	9,512,500	5,200,000	—	—	—	—

*	Less than 1%.

(1)
Alliance Ventures B.V. (“AVBV”) is a company incorporated in the Netherlands that is co-owned and co-controlled by Renault S.A.S., Nissan Motor Co. Ltd. and Mitsubishi Motors Corporation (the “Shareholders”). The Shareholders have shared power to direct AVBV, to vote and dispose of the equity participation in investment targets by decision of the management board, subject to prior unanimous approval of the supervisory board for certain investment thresholds. The members of the management board and the supervisory board are appointed, dismissed and suspended by the general meeting of the Shareholders, subject to unanimous vote. The business address of each of the Shareholders is as follows: Renault S.A.S., 122-122 bis Avenue du Général Leclerc, 92100 Boulogne-Billancourt, France. Nissan Motor Co., Ltd., 1-1, Takashima 1-chome, Nishi-ku, Yokohama-shi, Kanagawa 220-8686, Japan. Mitsubishi Motors Corporation, 1-21, Shibaura 3-chome, Minato-ku, Tokyo 108-8410, Japan.

(2)
According to the Schedule 13G filed on February 9, 2022. Aptiv PLC (NYSE: APTV), is the ultimate beneficial owner of Aptiv Financial Services (Luxembourg) S.à.r.l. The members of the board of directors of Aptiv PLC may be deemed to have shared voting and dispositive control over the shares. The members of the board of directors of Aptiv PLC are Kevin P. Clark, Paul M. Meister, Richard L. Clemmer, Nancy E. Cooper, Joseph L. Hooley, Merit E. Janow, Sean O. Mahoney, Robert K. Ortberg, Colin J. Parris, and Ana G. Pinczuk. The business address of each of the foregoing is 5 Hanover Quay, Grand Canal Dock, Dublin, D02 VY79, Ireland.

(3)	Consists of 16,480,079 ordinary shares held directly by Mr. Volkow and 158,399 ordinary shares subject to options and RSUs exercisable within 60 days of September 1, 2022.

(4)
Consists of (i) 3,088,886 ordinary shares held directly by Bessemer Venture Partners IX L.P., or Bessemer IX, and (ii) 2,474,675 ordinary shares held directly by Bessemer Venture Partners IX Institutional L.P., or Bessemer Institutional, and together with Bessemer Institutional, the “Bessemer Entities.” The Bessemer Entities are affiliate funds of Bessemer Venture Partners. Deer IX & Co. L.P., or Deer IX L.P. is the general partner of the Bessemer Entities. Deer IX & Co. Ltd., or Deer IX Ltd. is the general partner of Deer IX L.P. Robert P. Goodman, David J. Cowan, Jeremy S. Levine, Byron B. Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer IX Ltd. acting as an investment committee. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(5)
Stage One II Holdings Ltd. is the General Partner of the General Partner of Stage One Venture Capital Fund II (Israel), L.P(“Stage One”). The General Partner of the General Partner has the voting power to direct Stage One to vote and dispose of the securities beneficially owned. The controlling persons of Stage One II Holdings Ltd. are Tal Slobodkin and Yuval Cohen and they may be deemed to have shared voting and dispositive power over the shares. Mr. Cohen and Mr. Schnaider, members of the board of directors of Otonomo, are each affiliated with Stage One. The business address of the entities and persons named herein is 12 Abba Eban Blvd., Eckerstein Towers, Bldg. D, 3rd Floor, Herzliya Pituach, Israel, 4672530.

(6)	Voting and investment power over the ordinary shares is held by Manish Agarwal and Marc Lewden. The address of AXA Strategic Ventures US, LLC is 1280 Avenue of the Americas, New York, New York 10104.

(7)	Voting and investment power over the ordinary shares is held by Gilad Meiri. The address of DAF Holdings LLC is 85 4th Avenue, suite 1003, New York, New York 10003.

(8)
Voting and investment power over the ordinary shares is held by Pak Tam Li and Xiang Gong (Pak Tam Li disclaims any beneficial ownership of the ordinary shares). The address of DE Capital Ltd. is Rm1204-07, 12F, Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong.

(9)	The address of Ehud Feldman is 3 Zevulun St., Jerusalem 93468 Israel.

(10)	Voting and investment power over the ordinary shares is held by Ben Narasin. The address of Fashionmall.com, Inc. is 774 Mays Blvd. #10259, Incline Village, NV 89451.

(11)	The address of Gilad Meiri is 673 Bend Drive, Sunnyvale, California 94087.

(12)
Voting and investment power over the ordinary shares is held by Mirna Maduro de Perez, Hanoj Perez and Michael Perez (Mirna Maduro de Perez disclaims any beneficial ownership of the ordinary shares). The address of Giscard Trading Co S.A. is Edificio Capital Plaza, Piso 15, Paseo Roberto Motta, Costa Del Este Apartado Postal, 0816-02984, Panama.

(13)	Voting and investment power over the ordinary shares is held by Ofir Azory and Daria Yovel Azuay. The address of Gooday Investment Company Ltd. is 89 Medinat Hayehudim St. Herzliya, Israel.

(14)
Voting and investment power over the ordinary shares is held by Peter D. Henig. Mr. Henig, Manager of Greenhouse Venture Partners, LLC, was a member of the board of directors of Neura prior to the Neura Acquisition. The address of Greenhouse Venture Partners, LLC is 1 Gate, 6 Rd., Bld. B, Suite 203, Sausalito, California 94965.

(15)	The address of Guatam Kaul is 1725 Charlton Street, Ann Arbor, Michigan 48013.

(16)	The address of Isaac Applbaum is 837 Longridge Road, Oakland, California 94610.

(17)	Voting and investment power over the ordinary shares is held by WaiMing Wong. The address of Lenovo Group Limited is 23/F Lincoln House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

(18)
Voting and investment power over the ordinary shares is held by its Majority Member, LIC Israel Investment, LLC. Liberty Technology Venture Capital II, LLC had the right to nominate a member of the board of directors of Neura prior to the Neura Acquisition. The address of Liberty Technology Venture Capital II, LLC is 12300 Liberty Boulevard, Eaglewood, Colorado 80112.

(19)	The address of Marina D Trust is 85th 4 Ave., Suite 1003, New York, New York 10003.

(20)
Voting and investment power over the ordinary shares is held by Ofer Ben-Schachar and Michal Ben-Shachar, co-trustees. The address of Ofer & Michal Ben Shachar, Trustees the Ben-Shachar Family Trust dtd 06/05/1988 is 325 Seale Avenue, Palo Alto, California 94301.

(21)
Voting and investment power over the ordinary shares is held by Rami Kalish and Zeev Binman, each of whom disclaims any beneficial ownership of the ordinary shares. Mr. Kalish, Managing General Partner of the securityholders, was a member of the board of directors of Neura prior to the Neura Acquisition. The address for Pitango Venture Capital Fund VI, L.P., Pitango Venture Capital Fund VI-A, L.P., Pitango Venture Capital Principals Fund VI, L.P., Pitango Continuation Fund 2021, L.P. and Pitango Principals Continuation Fund 2021, L.P. is 11 Hamenofim Street, Herzliya Israel.

(22)	Voting and investment power over the ordinary shares is held by the seven directors of the securityholder. The address of SingTel Innov8 Pte Ltd is 31 Exeter Road, ComCentre, Singapore 239732.

(23)	The address of TriplePoint Ventures 3, LLC is 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025.

(24)
Voting and investment power over the ordinary shares is held by Marina Eleni Smilas, Georgios Andreou, Ioannis Tinis and Andriani Vasou (each of whom disclaims any beneficial ownership of the ordinary shares). Amdocs Development Ltd. had the right to nominate a member of the board of directors of Neura prior to the Neura Acquisition. The address for Amdocs Development Ltd. is 141 Omonia Avenue, The Maritime Centre, PO Box 50483, 3606 Limassol, Cyprus.

(25)
Voting and investment power over the ordinary shares is held by the eight Managers of La Maison SA, Manager of the securityholder. The address of La Maison ITF is 68-70 Boulevard de la Pétrusse L-2320 Luxembourg.

(26)
Voting and investment power over the ordinary shares is held by Thomas W. Watts IV, Managing Partner of Radius Management, LLC, general partner of Radius Investors, LP. The address of Radius Investors, LP is 99 Park Avenue, Suite 1920, New York, New York 10016.

(27)
Represent shares held by OurCrowd General Partner, LP and OurCrowd (Investment in Neura) L.P. (“OurCrowd Entities”). OurCrowd General Partner Limited (“OC General Partner”) is the ultimate controlling general partner of OurCrowd Entities. OC General Partner has the power to direct OurCrowd Entities, to vote and dispose of the shares by decision of its CEO and Director, Mr. Jonathan Medved, who has 80% voting rights. The business address of the foregoing person is c/o OurCrowd, 28 Derech Hebron, Jerusalem 9354214, Israel. Information provided by OurCrowd Entities on October 13, 2021.

(28)
Voting and investment power over the ordinary shares is held by Meirav Har Noy. Moneta Capital L.P.’s general partner had the right to nominate a member of the board of directors of Neura prior to the Neura Acquisition. The address of Moneta Capital L.P. is 1008 Willow House Cricket Square Grand Cayman KY1-1001.

(29)
Voting and investment power over the ordinary shares is held by Meirav Har Noy. Moneta Capital (Delaware) L.P.’s general partner had the right to nominate a member of the board of directors of Neura prior to the Neura Acquisition. The address of Moneta Capital (Delaware) L.P. is 1000 N. West St. #1501 Wilmington DE 19801.

(30)	The address of Dan Valach is Beit Keshet, D.N. Galil Tahton, 1524700.

(31)	The address of Efrat Katan is 30 N. Gould St., Suite 21355, Sheridan, Wyoming 82801.

(32)	The address of Eric Desai is 22 Amicita Avenue, Mill Valley, California 94941.

(33)	Gil Mahler was the Vice President of R&D of Neura prior to the Neura Acquisition. The address of Gil Mahler is 26 Arik Einstein St. Herzeliya, Israel.

(34)	The address of Michael Vladimer is 941 Guerrero Street, San Francisco, California 94110.

(35)	Ori Shaashua was the Chief Product Officer and a member of the board of directors of Neura prior to the Neura Acquisition. The address of Ori Shaashua is 52a Hameginim street Herzliya, Israel 46666.

(36)	The address of Peter Keyashian is 1161 Via Jose, San Jose, California 95120.

(37)	Triinu Magi was the Chief Technology Officer of Neura prior to the Neura Acquisition. The address of Triinu Magi is Hameginim 52a, Herzeliya, Israel.

(38)
Voting and investment power over the ordinary shares is held by Gil Ben-Artzy, Shuly Galili and Liron Petrushka. The address of UpWest Labs Fund I, L.P. is 550 S California Ave, Suite #1, Palo Alto, CA 94306.

(39)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Adi Erel is 50 North Mill Apartments, Lovelace Street, London, United Kingdom E8 4FE.

(40)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Denis Vichevsky is Pinhas Lavon 21, Netanya Israel 4270127.

(41)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Dror Bren is Pineles 4, Tel Aviv, 6226502, Israel.

(42)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Fade Rudnitsky is 16 Mishmeret Rd., Mishmeret 4069500, Israel.

(43)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Nathan Tedgui is 11 Impasse Truillot 75011 Paris, France.

(44)	The address of IBI Capital Compensation and Trusts (2004) Ltd., FBO Nikita Sherman is Bloch St 10/2, Tel Aviv-Yaffo, Israel.

(45)
Consists of: (a) 4,312,500 ordinary shares, (b) 5,200,000 warrants and (c) 5,200,000 ordinary shares underlying warrants exercisable within 60 days of September 1, 2022. The business address for Software Acquisition Holdings II LLC is 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of ordinary shares and warrants. This discussion applies only to ordinary shares and warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of ordinary shares and warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Otonomo has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market interested party transactions that require shareholder approval;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding ordinary shares and/or warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares and/or warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flowthrough entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received ordinary shares and/or warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of ordinary shares and/or warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or;

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares and/or warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF ORDINARY SHARES AND WARRANTS WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ORDINARY SHARES AND WARRANTS.

Distributions on Ordinary Shares

If Otonomo makes distributions of cash or property on the ordinary shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of Otonomo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Otonomo does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions below under “-Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•
either (a) the shares are readily tradable on an established securities market in the United States, or (b) Otonomo is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•
Otonomo is neither a PFIC (as discussed below under below under “-Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Otonomo’s in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Otonomo will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, Otonomo will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “-Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. Subject to certain exceptions, dividends on ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Otonomo with respect to the ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below under “-Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares or warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ordinary shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares or warrants generally will be capital gain or loss. A non‑corporate U.S. Holder, including an individual, who has held the ordinary shares and/or warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in ordinary shares received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant received therefore and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the warrants exercised therefore. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefore.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “-Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the exercise price of such warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a warrant would, however, be treated as receiving a constructive distribution from Otonomo if, for example, the adjustment increases the holder’s proportionate interest in Otonomo’s assets or earnings and profits (for instance, through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ordinary shares which is taxable to the holders of such shares as described under “-Distributions on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Otonomo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ordinary shares could be materially different from that described above, if Otonomo is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Otonomo will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Otonomo owns, directly or indirectly, 25% or more (by value) of the stock.

Otonomo does not expected to be treated as a PFIC for its taxable year ending December 31, 2021, and based on the current and anticipated composition of the income, assets and operations of Otonomo and its subsidiaries, Otonomo does not expected it will be treated as a PFIC for the current taxable year. However, there can be no assurances in this regard, nor can there be any assurances that Otonomo will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Otonomo can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Otonomo or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Otonomo or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Otonomo’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of Otonomo’s or any of its subsidiaries’ income or composition of Otonomo’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Otonomo were considered a PFIC at any time that a U.S. Holder owns ordinary shares or warrants, Otonomo would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ordinary shares or warrants at their fair market value on the last day of the last taxable year in which Otonomo is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ordinary shares or warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Otonomo subsequently becomes a PFIC.

For each taxable year that Otonomo is treated as a PFIC with respect to a U.S. Holder’s ordinary shares or warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•
the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Otonomo is a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or warrants cannot be treated as capital gains, even though the U.S. Holder holds the ordinary shares or warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Otonomo may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Otonomo does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Otonomo’s subsidiaries.

If Otonomo is a PFIC, a U.S. Holder of ordinary shares (but not warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if Otonomo provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Otonomo will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the ordinary shares in the event Otonomo is treated as a PFIC for any taxable year. There can be no assurance, however, that Otonomo will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of warrants will not be able to make a QEF election with respect to their warrants.

In the event Otonomo is a PFIC, a U.S. Holder that makes a QEF election with respect to its ordinary shares would generally be required to include in income for each year that Otonomo is treated as a PFIC the U.S. Holder’s pro rata share of Otonomo’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ordinary shares. Any net deficits or net capital losses of Otonomo for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ordinary shares by a corresponding amount.

If Otonomo owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Otonomo’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Otonomo is a PFIC, then the ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ordinary shares to elect out of the Excess Distribution Rules discussed above if Otonomo is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that Otonomo is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Otonomo makes would generally be subject to the rules discussed above under “-Distributions on Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of warrants will not be able to make a mark-to-market election with respect to their warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ordinary shares, which are currently listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Otonomo.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Otonomo is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Otonomo is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of ordinary shares, and the proceeds received on sale or other taxable the disposition of ordinary shares or warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to Otonomo, and certain Israeli Government programs that benefit Otonomo. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, Otonomo cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Benefited Enterprise or a Technological Enterprise (each, as defined herein) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” Otonomo may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following are the main tax benefits available to Industrial Companies:

•
Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of the research and development expenses during the year in which they were incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year in which they are paid, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing the year in which the payment of such expenses was made.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to the benefits discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations-0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals-20% (iii) non-Israeli residents (individuals and corporations)-20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

Otonomo believes that it may be eligible to the tax benefits under the 2017 Amendment. This should be further examined when relevant.

Taxation of our shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

26Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non‑resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is claiming deduction of interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2022 plus 3% Surtax). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations-Law for the Encouragement of Capital Investments, 5719-1959-New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Technological Enterprise, Preferred Enterprise, Approved Enterprise or Beneficial Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Preferred Technological Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Preferred Technological Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations-Law for the Encouragement of Capital Investments, 5719-1959-New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors‑in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our warrants, ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker‑dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Gross & Co., Tel-Aviv, Israel, has passed upon the validity of our ordinary shares offered by this prospectus and certain other Israeli legal matters related to this prospectus. Latham & Watkins LLP, Houston, Texas, has passed upon the validity of our warrants offered by this prospectus and certain other legal matters relating to U.S. law.

EXPERTS

The consolidated financial statements of Otonomo Technologies Ltd. and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 22 East 42nd Street, 18th Floor New York, NY 10168.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 31, 2022;

•	the Company’s Current Reports on Form 6-K filed with the SEC on April 14, 2022, May 26, 2022, June 7, 2022, August 18, 2022, September 8, 2022 and September 22, 2022; and

•
the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-40744), filed with the SEC on August 13, 2021, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated in whole or in part by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We have filed a registration statement on Form F-3 to register with the SEC the resale of the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document (a post-effective amendment to the registration statement of which this prospectus forms a part, or a prospectus supplement to this prospectus) that we may file with the SEC may update and replace statements in and portions of this prospectus or the above-listed documents.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned above under “Where You Can Find More Information; Incorporation of Information by Reference.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Otonomo Technologies Ltd.
16 Abba Eban Blvd.
Herzliya Pituach 467256, Israel
Attention: General Counsel

You may also obtain information about us by visiting our website at https://otonomo.io. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

The Amended and Restated Articles of Association of Otonomo include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 7. Recent Sales of Unregistered Securities.

•
On February 16, 2020, we issued 4,717,813 redeemable convertible preferred C shares, together with 1,179,456 warrants, which were converted into 1,179,456 redeemable convertible preferred C shares on June 15, 2021, for gross proceeds of approximately $20 million in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D. The redeemable convertible preferred C shares are no longer outstanding.

•
In connection with the closing of the Transactions, on August 13, 2021, we issued 14,250,000 ordinary shares to the PIPE Investors for gross proceeds of approximately $142.5 million in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S.

•
In connection with the closing of the Neura Acquisition, on October 4, 2021, we issued 6,559,960 ordinary shares to Neura’s legacy shareholders in exchange for 100% of the outstanding equity interests of Neura. On March 30, 2022, we issued an additional 98,450 ordinary shares to Neura’s legacy shareholders as additional consideration in accordance with the terms of the Neura Merger Agreement. In each case the ordinary shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S. No cash proceeds were received by us from the issuances of ordinary shares to Neura’s legacy shareholders.

•
In connection with the closing of the Floow Acquisition, on April 14, 2022, we issued 6,363,636 ordinary shares to The Floow’s legacy shareholders in exchange for 100% of the outstanding equity interests of The Floow in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S. No cash proceeds were received by us from the issuances of ordinary shares to The Floow’s legacy shareholders.

Item 8. Exhibits and Financial Statements.

(a) Exhibits

Exhibit Number	Description

2.1
Business Combination Agreement, dated as of January 31, 2021, by and among Otonomo Technologies Ltd., Software Acquisition Group Inc. II and Butterbur Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

2.2†
Agreement and Plan of Merger, dated as of October 4, 2021, by and among Otonomo Technologies Ltd., Newton Merger Sub, Inc., Neura, Inc. and Shareholder Representative Services LLC, as Stockholder Representative (incorporated by reference to Exhibit 2.2 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on October 28, 2021).

3.1	Amended and Restated Articles of Association of Otonomo (incorporated by reference to Exhibit 3.1 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on August 30, 2021).

4.1
Warrant Agreement, dated as of September 14, 2020, between Continental Stock Transfer & Trust Company and Software Acquisition Group Inc. II (incorporated by reference to Exhibit 4.4 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

4.2
Amended and Restated Warrant Agreement, dated as of August 13, 2021, by and among Software Acquisition Group Inc. II, Otonomo Technologies Ltd., Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on August 30, 2021).

4.3
Registration Rights Agreement, dated as of January 31, 2021, by and among Otonomo Technologies Ltd., certain equityholders of Otonomo Technologies Ltd. and certain equityholders of Software Acquisition Group Inc. II (incorporated by reference to Exhibit 4.10 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

5.1	Opinion of Gross & Co. as to the validity of the ordinary shares (incorporated by reference to Exhibit 5.1 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on May 6, 2022).

5.2	Opinion of Latham & Watkins LLP as to the validity of the warrants (incorporated by reference to Exhibit 5.2 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on May 6, 2022).

10.1
Sponsor Letter Agreement, dated as of January 31, 2021, by certain officers, directors and initial stockholders of Software Acquisition Group Inc. II in favor of Otonomo Technologies Ltd. and Software Acquisition Group Inc. II (incorporated by reference to Exhibit 10.4 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

10.2
Confidentiality and Lockup Agreement, dated as of January 31, 2021, by and among Otonomo Technologies Ltd., certain equityholders and members of management of Otonomo Technologies Ltd. and certain equityholders of Software Acquisition Group Inc. II (incorporated by reference to Exhibit 10.5 to Otonomo’s Form F-4 filed with the SEC on March 12, 2021).

10.3
Form of Subscription Agreement, by and between Otonomo Technologies Ltd. and the subscribers party thereto (incorporated by reference to Exhibit 10.6 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

10.4†††	2016 Share Award Plan of Otonomo Technologies Ltd. (incorporated by reference to Exhibit 10.7 to Otonomo Technologies Ltd.’s Form F-4 filed with the SEC on March 12, 2021).

10.5†††	2021 Otonomo Technologies Ltd. Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.6†††	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.9 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.7†††
Form of Option Award Agreement under the 2021 Otonomo Technologies Ltd.’s Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.8†††
Form of Restricted Stock Unit Agreement under the 2021 Otonomo Technologies Ltd.’s Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.9†††	Otonomo Technologies Ltd. Compensation Policy (incorporated by reference to Exhibit 10.10 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.10
Vehicle-Data Marketplace Agreement, by and between Otonomo GmbH and Mitsubishi Motors Corporation, dated June 30, 2020 (incorporated by reference to Exhibit 10.13 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.11
IOT Hub Software License Agreement, by and between Otonomo and Mitsubishi Motors Corporation, dated June 30, 2020 (incorporated by reference to Exhibit 10.14 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

10.12
Addendum to IOT Hub Software License Agreement, by and between Otonomo and Mitsubishi Motors Corporation, dated November 30, 2020 (incorporated by reference to Exhibit 10.15 to Otonomo Technologies Ltd.’s Form F-4/A filed with the SEC on May 28, 2021).

21.1	List of subsidiaries of Otonomo Technologies Ltd. (incorporated by reference to Exhibit 21.1 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on May 6, 2022).

23.1*	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm for Otonomo Technologies Ltd.

23.2	Consent of Gross & Co. (incorporated by reference to Exhibit 23.2 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on May 6, 2022).

23.3	Consent of Latham & Watkins LLP (incorporated by reference to Exhibit 23.3 to Otonomo Technologies Ltd.’s Form F-1 filed with the SEC on May 6, 2022).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith.

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

†††	Indicates a management contract or compensatory plan.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya Pituach, Israel, on the 22nd of September, 2022.

OTONOMO TECHNOLOGIES LTD.

By:	/s/ Ben Volkow
Name: Title:	Ben Volkow Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Ben Volkow, acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1, or other appropriate form, and all amendments thereto, including post-effective amendments, of Otonomo Technologies Ltd., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Ben Volkow	Chief Executive Officer and Director	September 22, 2022
Ben Volkow	(Principal Executive Officer)

/s/ Bonnie Moav	Chief Financial Officer	September 22, 2022
Bonnie Moav	(Principal Financial Officer and Principal Accounting Officer)

/s/ Benny Schnaider	Director	September 22, 2022
Benny Schnaider

/s/ Andy Geisse	Director	September 22, 2022
Andy Geisse

/s/ Meir Moshe	Director	September 22, 2022
Meir Moshe

/s/ Jonathan Huberman	Director	September 22, 2022
Jonathan Huberman

/s/ Vered Raviv Schwarz	Director	September 22, 2022
Vered Raviv Schwarz

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Otonomo Technologies Ltd. has signed this registration statement in the City of New York, State of New York, on the 22nd day of September, 2022.

By:	/s/ Colleen A. De Vries
Name: Title:	Colleen A. De Vries Senior Vice President on behalf of Cogency Global Inc.